Exhibit 4.5

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT (the “Agreement”) made this 6th day of May, 2010 by and among (i) Kayak Software Corporation, a Delaware corporation (the “Company”), (ii) the holders of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), whose names are set forth under the heading “Holders” on Schedule I hereto and each person who shall, after the date hereof, acquire shares of Common Stock from such Holders in accordance with the terms of this Agreement and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form set forth on Schedule 11 hereto (the persons described in this clause (ii) being referred to collectively as the “Holders” and singularly as a “Holder”) and (iii) those persons whose names are set forth under the heading “Investors” on Schedule I hereto as the same may be modified from time to time pursuant to Section 18 (the persons described in this clause (iii) being referred to collectively as the “Investors”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Stock Purchase Agreement, dated as of the date hereof, by and among the Company, the Holders and the Seller Representative (as defined therein) (the “Purchase Agreement’).

WITNESSETH:

WHEREAS, the Company has agreed to issue to the Holders an aggregate of up to Eight Hundred Twenty Five Thousand (825,000) shares of Common Stock pursuant to the Purchase Agreement;

WHEREAS, the execution and delivery of the Agreement by the Company and the Holders is a condition precedent to the obligations of Company and the Holders, respectively, under the Purchase Agreement; and

WHEREAS, each Investor currently holds shares of the Company’s (i) Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Stock”), (ii) Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Series A-1 Stock”, and collectively with the Series A Stock, the “Series A Preferred Stock”), (iii) Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Stock”), (iv) Series B-I Convertible Preferred Stock, par value $0.001 per share (the “Series   B-1 Stock”, and collectively with the Series B Stock, the “Series B Preferred Stock”), (v) Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) and/or (vi) Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Stock,” and collectively with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other shares of Preferred Stock of the Company issued after the date hereof, the “Convertible Preferred Stock”);

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Company and the Holders hereby agree as follows:

1. Prohibited Transfers. The Holders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Shares (as hereinafter defined) owned by them except in compliance with the terms of this Agreement. For purposes of this Agreement, the term “Shares” shall mean only those shares of Common Stock acquired by the Holders pursuant to the Purchase Agreement. The Company shall not transfer on its books any Shares which are subject to this Agreement unless the provisions hereof have been complied with in full. Any purported transfer by a Holder of Shares without full compliance with the provisions of this Agreement shall be null and void.

2. Right of First Refusal on Dispositions by the Holders. If at any time any Holder wishes to sell, assign, transfer or otherwise dispose of any or all Shares owned by such Holder to a third party, such Holder shall submit a written offer to sell such Shares to the Company and the Investors on terms and conditions, including price, not less favorable to the Company and the Investors than those on which such Holder proposes to sell such Shares to such third party (the “Offer”). The Offer shall disclose the identity of the proposed purchaser or transferee, the Shares proposed to be sold or transferred (the “Offered Shares”), the agreed terms of the sale or transfer, including price, and any other material facts relating to the sale or transfer. The Investors shall, subject to the first sentence of Section 3, have the right to purchase, on the same terms and conditions set forth in the Offer, that portion of the Offered Shares to be determined in the manner set forth herein. Each Investor shall have the right to purchase up to that number of Offered Shares as shall be equal to the aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of shares of Common Stock issued or issuable to such Investor upon the conversion of all shares of Convertible Preferred Stock held by such Investor (the “Conversion Shares”) and the denominator of which is the aggregate number of Conversion Shares held by all Investors. The number of Offered Shares each Investor or Qualified Transferee, as that term is defined below, is entitled to purchase under this Section 2 shall be referred to as such Investor’s “Pro Rata Fraction.” Each Investor shall have the right to transfer its right to any Pro Rata Fraction or part thereof to any Qualified Transferee (as defined below). In the event an Investor does not wish to purchase or to transfer its right to purchase its Pro Rata Fraction, then any Investors who so elect shall have the right to purchase, on a pro rata basis with any other Investors who so elect, any Pro Rata Fraction not purchased by an Investor or Qualified Transferee. Each Investor shall act upon the Offer as soon as practicable after receipt of the Offer, and in all events within fifteen (15) days after receipt of the Offer. Each Investor shall have the right to accept the Offer as to all or part of the Offered Shares. In the event that an Investor shall elect to purchase all or part of the Offered Shares covered by the Offer, said Investor shall individually communicate in writing such election to purchase to whichever of the Holders has made the Offer, which communication shall be delivered in accordance with Section 11 below and shall, when taken in conjunction with the Offer be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares covered thereby.

If the Investors do not exercise their right to purchase all of the Offered Shares from a Holder within said fifteen-day period, such Holder shall promptly notify the Company in writing (the “Company Notice”) as to the number of Offered Shares which the Investors shall not have agreed to purchase (the “Remaining Shares”). Subject to the approval of the holders of at least fifty eight percent (58%) of the votes attributable to all outstanding shares of Convertible Preferred Stock (voting as a separate class on an as-converted to Common Stock basis) (the “Requisite Investors”), the Company shall have the right to purchase any or all of the Remaining Shares on the same terms and conditions as set forth in the Offer. If the Company elects to purchase any Remaining Shares, it shall notify the Holder within fifteen days after receipt of the Company Notice (the “Final Date”).

For purposes of this Section 2, a “Qualified Transferee” of an Investor shall mean any person (i) who is an Investor, (ii) who is an “affiliated person” of an Investor, as that term is defined in the Investment Company Act of 1940, (iii) who is a partner of an Investor, or (iv) who previously acquired at least 250,000 shares of Convertible Preferred Stock (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events).

3. Right of Participation in Sales by Holders. In the event that the Investors and the Company do not exercise their rights under Section 2 with respect to all of the Offered Shares, then the transferring Holder may, subject to the provisions of this Section 3, sell, assign, transfer or otherwise dispose of the Offered Shares as to which neither the investors nor the Company exercised such rights (such shares, the “Final Remaining Shares”) to the third party named in the Offer (the “Purchaser”). Before any such sale, assignment, transfer or other disposition, each Investor shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from said Investor at the same price per Share (which shall be calculated on a Common Stock equivalent basis if the Stock (as defined in Section 6) to be sold by an Investor is of a different class or series of stock from that of the Shares) and on the same terms and conditions as involved in such sale or disposition by the Holder up to a number of shares of Stock as is equal to the product of (x) the number of Final Remaining Shares proposed to be sold by the Holder, times (y) a fraction, the numerator of which is the number of Conversion Shares held by such Investor and the denominator of which is the aggregate number of Conversion Shares held by all investors electing to participate in the sale pursuant to this Section 3 plus the number of shares of Stock owned by the selling Holder (calculated on an as-converted to Common Stock basis). Each Investor wishing so to participate in any such sale or disposition shall notify the selling Holder of such intention as soon as practicable after receipt of the Offer made pursuant to Section 2, and in all events within fifteen (15) days after receipt of the Investor Notice. In the event that an Investor shall elect to participate in such sale or disposition, said Investor shall individually communicate such election to the selling Holder, which communication shall be delivered in accordance with Section 11 below. The Holder and/or each participating Investor shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Stock proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Purchaser than those originally offered; provided, however, that any purchase of less than all of such Stock by the Purchaser shall be made from the Holder and/or each participating Investor pro rata based on the number of shares such Holder and/or Investors would otherwise be entitled to sell to such Purchaser pursuant to this Section 3. The selling Holder or Investor shall use his or its reasonable best efforts to obtain the agreement of the Purchaser to the participation of the participating Investors in the contemplated sale, and shall not sell any Stock to such Purchaser if such Purchaser declines to permit the participating Investors to participate pursuant to the terms of this Section 3. The provisions of this Section 3 shall not apply to the sale of any Shares by a Holder to an Investor pursuant to an Offer under Section 2.

4. Compliance with Securities Laws. To the extent that (i) the Investors and the Company do not exercise their rights under Section 2 or Section 3 with respect to any portion of the Offered Shares, and the transferring Holder intends to sell, assign, transfer or otherwise dispose of any Final Remaining Shares to the Purchaser, or (ii) the transferring Holder intends to effect a permitted transfer in accordance with Section 5 herein, then prior to any such proposed transfer or disposition of such Offered Shares, the holder or holders thereof shall provide the notice described in Section 2, and each such notice shall, if requested by the Company, be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act’) and any applicable state securities laws, whereupon, subject to any other restrictions on transfer contained herein, the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for (i) a transfer to one or more stockholders, partners or members of the transferor (in the case of a transferor that is a corporation, partnership or a limited liability company, respectively), (ii) a transfer to an affiliated corporation (in the case of a transferor that is a corporation) or (iii) a transfer to any Affiliate (as defined below) of any holder; provided, further, however, that any transferee other than a transferee receiving such shares for no consideration shall execute and deliver to the Company a representation letter in form reasonably satisfactory to the Company’s counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without any view to distribution thereof. Each certificate for Stock held by any Holder and transferred as above provided shall bear the legends in substantially the form set forth in Section 14.

For purposes of this Section 4, an “Affiliate” of any person means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, with respect to an Investor, Affiliate shall also include any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, officer or director of such Investor and any fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Investor.

5. Permitted Transfers. Anything herein to the contrary notwithstanding, the provisions of Sections 2 and 3 shall not apply to (but, for purposes of clarity, the provisions of Section 24 shall apply to): (a) any transfer of Shares to the Company by a Holder pursuant to Section 8 of this Agreement; (b) any sale or transfer by T-Online Venture Fund GmbH & Co. KG (“T- Venture”) to (i) Deutsche Telekom AG, (H) affiliates of Deutsche Telekom AG or T-Venture Holding GmbH within the meaning of § 15 German Stock Corporation Act (AktG) or (iii) funds managed or advised by T-Venture Holding GmbH; (c) any transfer of Shares by a Holder by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, children or grandchildren) or to a trust, partnership or limited liability company for the benefit of such Holder or such members of his or her immediate family; (d) any transfer of Shares by a Holder to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Holder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement; (e) any sale of Common Stock in a public offering pursuant to a registration statement filed by the Company with the Securities and Exchange Commission; and (f) any repurchase of shares of Common Stock by the Company from officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares at cost (or a lesser amount) upon the occurrence of certain events.

6. Election of Directors.

(a) Board Designation Rights; Initial Members. Each Holder hereby agrees to vote all of the Stock of the Company now owned or hereafter acquired by such party (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and agree to take all actions (including, but not limited, to the nomination of specified persons, the execution of written consents and the calling of a stockholder meeting for the purpose of electing such specified persons) to cause and maintain the election to the Board of Directors of the Company, to the extent permitted pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), the following:

(i) the then current Chief Executive Officer of the Company as one (1) of the Common Directors (as defined in the Certificate of Incorporation);

(ii) one (1) person designated by mutual agreement of Daniel Stephen Hafner and Paul English, as the other Common Director;

(iii) two (2) persons designated by the holders of at least seventy percent (70%) of the outstanding shares of the Series A Preferred Stock, voting as a separate class on an as-converted to Common Stock basis (the “Series A Designators”), as the two Series A Directors (as defined in the Certificate of Incorporation);

(iv) one (1) person designated by the holders of at least a majority of the outstanding shares of the Series C Stock, voting as a separate class (the “Series C Designators”), as the Series C Director (as defined in the Certificate of Incorporation);

(v) for so long as Sequoia Capital Growth Fund III or one or more of its affiliates (as defined in Rule 501 of Regulation D under the Securities Act) (“Sequoia”) holds at least 1,000,000 shares of the Company’s Preferred Stock (as adjusted from time to time to reflect any stock split, stock dividend, reverse stock split or similar event affecting the Preferred Stock), one (1) person designated by Sequoia as the Series D Director (as defined in the Certificate of Incorporation). In the event Sequoia does not hold at least 1,000,000 shares of the Company’s Preferred Stock (as adjusted from time to time to reflect any stock split, stock dividend, reverse stock split or similar event affecting the Preferred Stock), then, in lieu of Sequoia, the holders of at least a majority of the outstanding shares of the Series D Stock, voting as a separate class, shall be entitled to designate one (1) person as the Series D Director. The individual, entity, or group of individuals and/or entities who has the right to designate the Series D Director pursuant this Section 6(a)(v) shall be referred to herein as the “Series D Designator”; and

(vi) one (1) person designated jointly by the Series A Designators, the Series C Designators, and the Series D Designator, each voting as a separate series, as the Remaining Director (as defined in the Certificate of Incorporation).

For the purposes of this Agreement, (x) “Stock” shall mean and include all Convertible Preferred Stock and all shares of Common Stock, and all other securities of the Company which may be exchangeable for, convertible into or issued in exchange for or in respect of shares of Common Stock (whether by way of stock split, stock dividends, combination, reclassification, reorganization or any other means), (y) “Board Designee” shall mean any individual who is designated for election to the Company’s Board of Directors pursuant to this Section 6; and (z) “Designator” or “Designators” shall mean, as applicable, any individual, entity, or group of individuals and/or entities who has the right to designate one (1) or more Board Designees for election to the Company’s Board of Directors pursuant to this Section 6.

(b) Removal: Successor Directors. In the absence of any designation from the appropriate Designator or Designators, the Board Designee previously designated by them and then serving shall be reelected if still eligible to serve as provided herein. From time to time during the term of this Agreement, a Designator or Designators may, in their sole discretion:

(i) elect to initiate the removal from the Company’s Board of Directors of any incumbent Board Designee who occupies a board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 6(a), and/or

(ii) designate a new Board Designee for election to a board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 6(a) (whether to replace a prior Board Designee or to fill a vacancy in such board seat); provided, however, that any new Board Designee designated by the Series A Designators, the Series C Designators and the Series D Designator for the Remaining Director must be ratified by the holders of a majority of the outstanding shares of Common Stock, which ratification may not be unreasonably withheld or delayed; provided further, however, no such ratification is required for any new Board Designee who has general experience with marketing and the travel related e-commerce industry.

In the event of an initiation of removal of a Board Designee pursuant to Section 6(b)(i), the Holders shall vote all of the Stock of the Company now owned or hereafter acquired by them (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and agree to take all actions to cause the removal from the Company’s Board of Directors of the Board Designee or Designees so designated for removal by the appropriate Designator or Designators; provided, however, in no event shall any party vote to remove any Board Designee unless the appropriate Designator or Designators have so directed pursuant to Section 6(b)(i). In the event of designation of a Board Designee pursuant to Section 6(b)(i), the

Holders shall vote all of the Stock of the Company now owned or hereafter acquired by them (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and agree to take all actions to cause the election to the Company’s Board of Directors of any new Board Designee or Designees so designated for election to the Company’s Board of Directors pursuant to Section 6(b)(ii).

Without the consent of the Requisite Investors, the Holders hereby agree that they will not take any action, by vote or otherwise, to increase the authorized number of directors constituting the Company’s Board of Directors to more than seven (7) directors, unless the holders of Convertible Preferred Stock are then entitled to elect, in addition to the two (2) Series A Directors described in Section 6(a)(iii) above and one Series C Director described in Section 6(a)(iv) above, two additional Series A Directors and one additional Series C Director pursuant to Article 4B, subparagraph 6C of the Certificate of Incorporation (the “Additional Directors”), in which case the Company’s Board of Directors shall consist of no more than ten (10) members. If and for so long as the holders of Convertible Preferred Stock are entitled to elect the Additional Directors pursuant to Article 4B, subparagraph 6C of the Certificate of Incorporation, the Holders agree to vote all of the Stock of the Company now owned or hereafter acquired in favor of the election to the Board of Directors of two (2) persons designated from time to time by the Series A Designators and one (1) person designated from time to time by the Series C Designators.

7. Drag-Along Rights.

(a) lf (a) a majority of the members of the Company’s Board of Directors and (b) the Requisite Investors approve a sale of the Company or all or substantially all of the Company’s assets, whether by means of a merger, consolidation, sale of stock, sale of assets or otherwise (collectively, a “Sale of the Company”), all Holders shall consent to and vote their Shares in favor of the Sale of the Company, and if the Sale of the Company is structured as (i) a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, each Holder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) a sale of the stock of the Company, the Holders shall agree to sell their Shares on the terms and conditions approved by (x) a majority of the members of the Company’s Board of Directors and (y) the Requisite Investors; provided, however, that, (A) all proceeds from such Sale of the Company shall be payable to the holders of the Company’s capital stock in accordance with the Certificate of Incorporation, including, without limitation, Article 4B, Paragraph 3 thereof, which entitles the holders of Convertible Preferred Stock to a liquidation preference payment and other rights set forth therein, except that, at the discretion of the Company’s Board of Directors, holders of shares of Common Stock that are unvested on the date that the Sale of the Company is consummated may receive, in lieu of proceeds from the Sale of the Company and in exchange for their unvested shares of Common Stock, unvested securities or options to acquire securities of the entity surviving the Sale of the Company on an equitable basis, (B) except as set forth in the preceding clause (A), the terms of such Sale of the Company applicable to holders of shares of each series of Convertible Preferred Stock, in their capacities as holders thereof, shall be no less favorable than the terms applicable to the holders of all other series of Convertible Preferred Stock in their capacities as holders thereof and (C) if the Requisite Investors are given the option to choose the form of consideration to be received in such Sale of the Company on its Stock, the obligations of a Holder to approve the Sale of the Company under this Section 7 shall be conditioned upon such Holder having received the same option. Subject to the terms and conditions of Section 7(b), each Holder hereby irrevocably constitutes and appoints the Company and any representative or agent thereof with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Holder and in the name of such Holder or in its own name, for the purpose of carrying out the terms of this Section 7, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 7. Such Holder hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

(b) Notwithstanding the foregoing, a Holder will not be required to comply with Section 7(a) above (and the power of attorney as described in Section 7(a) shall not be effective or enforceable) in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i) the Company or any successor to, or assignee of, the Company complies with the provisions set forth in Section 8;

(ii) any representations and warranties to be made by such Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (w) the Holder holds all right, title and interest in and to the Shares such Holder purports to hold, free and clear of all liens and encumbrances, (x) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (y) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable against the Holder in accordance with their respective terms and (z) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(iii) the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iv) the liability for indemnification, if any, of such Holder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that finds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to the amount of consideration paid to such Holder in connection with such Proposed Sale (in accordance with the provisions of the Certificate of Incorporation);

(v) liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Holder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud, the liability for which need not be limited as to such Holder; and

(vi) upon the consummation of the Proposed Sale, (w) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (x) each holder of a series of Convertible Preferred Stock will receive the same amount of consideration per share of such series of Convertible Preferred Stock as is received by other holders in respect of their shares of such same series, (y) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (z) unless the Requisite Investors elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Convertible Preferred Stock and Common Stock shall be allocated among the holders of Convertible Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Convertible Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event (assuming for this purpose that the Proposed Sale is a Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale.

(c) Subject to Section 7(b)(vi) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

8. Holder Put Right.

(a) Exercise of Put Right. Each Holder may, upon the terms and conditions set forth in this Section 8, require the Company to repurchase the shares of Common Stock acquired by such Holder pursuant to the Purchase Agreement (such shares, and any shares of the Company’s capital stock issued or issuable with respect to such shares by way of any stock split, stock dividend, reclassification, recapitalization or similar events, the “Put Shares”). To exercise such right, a Holder must deliver, during the Put Exercise Period (as defined below), a written notice to the Company (the “Put Election Notice”), which Put Election Notice must specify either that such Holder desires to sell all of such Holder’s Put Shares to the Company, or if a lesser number, the number of such Holder’s Put Shares that such Holder desires to sell to the Company. Subject to the terms and conditions hereof, the “Put Exercise Period” shall commence on the first to occur of the following dates, and shall terminate at the close of business, east coast time, on the thirtieth (30th) Business Day after such first date (subject to extension, for any individual Holder, pursuant to the provisions of this Section 8(a)), whether or not any of the other events specified in the following clauses occur subsequent to such first date:

(i) the date on which the Company consummates a Put Sale Event (as defined below) if such date occurs prior to June 30, 2011; or

(ii) the date that is thirty (30) days after the date that the Company consummates an underwritten public offering of Common Stock; or

(iii) June 30, 2011, if the Company has not consummated prior to such date an underwritten public offering of Common Stock.

For purposes of this Agreement, the following terms have the following meanings:

(1) “Put Sale Event” means either (A) the Company is sold by a sale of all or substantially all of its assets or of its capital stock (including, without limitation, by merger, consolidation or reorganization) to a Person or group of Affiliated Persons either in a single transaction or in a series of related transactions pursuant to which the Gross Per Share Consideration (as defined below) payable to holders of Common Stock in respect of their Put Shares is less than €13.33 per share (as adjusted for any stock split, stock dividend, reclassification. recapitalization or other similar event affecting the shares of Common Stock) or (B) a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

(2) “Gross Per Share Consideration” means the aggregate consideration payable in connection with a Put Sale Event to the extent that such consideration consists of cash and/or Freely Tradable Securities, calculated (x) without reduction for applicable taxes or indemnification obligations and (y) to include any portion thereof that is subject to any indemnity escrow or similar provision and (z) to exclude any portion thereof that consists of rights to future payment on account of any earn-outs, contingent payments and similar provisions.

(3) “Freely Tradable Securities” means any securities that are (A) (x) listed for trading on a recognized United States or non-United States national or regional securities exchange or (y) reported through any recognized United States or non-United States automated quotation system and (B) not subject to restrictions on transfer as a result of contractual provisions (excluding restrictions resulting from any indemnity escrow arrangement or similar restriction thereon). For purposes of this Agreement. the value of Freely Tradable Securities shall be deemed to be the average of the closing prices of such securities on the securities exchange or quotation system on which they are primarily traded over the twenty (20) trading days preceding the Put Sale Event.

In the event that the Company has not delivered a written notice to any Holder regarding the occurrence of any of the events described in Sections 8(a)(i) or 8(a)(ii) within five Business Days after the occurrence of any such event, then the Put Exercise Period for such Holder shall be automatically extended by the number of days equal to the difference between (x) such fifth Business Day and (y) the date on which the Company delivered such written notice to such Holder (or, in connection with a Qualified Put Sale Event (as defined below), the earlier of such date and the date on which such Holder received any of the Transaction Proceeds (as defined below) with respect thereto). The delivery by a Holder during the Put Exercise Period (as so extended, if applicable) of a Put Election Notice pursuant to this Section 8 shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale by the Holder and purchase by the Company of all of such Holder’s Put Shares (or such lesser number of Put Shares if so specified in such Put Election Notice), at a purchase price per share equal to the Repurchase Price (as defined below).

(b) Repurchase Price. The per share price at which the Company shall repurchase the Put Shares in connection with any Put Election Notice (the “Repurchase Price”) shall be €13.33 per share (as adjusted for any stock split, stock dividend, reclassification, recapitalization or other similar event affecting the shares of Common Stock). The Repurchase Price shall be payable in Euros.

(c) Qualified Put sale Events. Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Put Exercise Period commences with respect to a Put Sale Event that is structured as a purchase of the Company’s capital stock or as a merger, combination, corporate reorganization or similar transaction (such Put Sale Event is referred to as a “Qualified Put Sale Event”), each Holder shall have the right to put back to the Company during such Put Exercise Period all, or a lesser portion, of the consideration received by each Holder in connection with such Qualified Put Sale Event (such proceeds, whether in the form of cash, securities, other property and/or rights to receive any of the foregoing, are collectively referred to as the “Transaction Proceeds”) in exchange for a cash payment equal the product of (i) the Repurchase Price multiplied by (ii) the number of Put Shares held by such Holder immediately prior to the closing of such Qualified Put Sale Event; provided, that, such payment shall be appropriately adjusted if such Holder desires to exchange less than all of such Holder’s Transaction Proceeds. To exercise the put right described in the immediately preceding sentence, a Holder must deliver, during the Put Exercise Period, a written notice to the Company (the “Put Back Right Notice”), which Put Back Right Notice specifies that the Holder wishes to deliver all, or a lesser portion, of the Transaction Proceeds received by such Holder in the Qualified Put Sale Event in exchange for the cash payment described in the immediately preceding sentence. The delivery by a Holder of a Put Back Right Notice pursuant to this Section 8(c) shall be deemed to constitute a valid, legally binding and enforceable agreement for the exchange between the Holder and the Company of the Transaction Proceeds, or such lesser amount actually delivered, by a Holder in exchange for a cash payment equal to the amount described in the first sentence of this Section 8(c).

(d) Closing. Any closing pursuant to this Section 8 (with respect to each applicable Holder, a “Put Closing”) shall take place remotely via the exchange of documents and signatures at such date and time as shall be agreed upon by the Company and the Holder delivering such Put Election Notice or Put Back Right Notice, as applicable, but in no event later than the twentieth (20th) Business Day after the last day of the Put Exercise Period (as extended, if applicable). At each Put Closing, the applicable Holder participating in such closing shall deliver to the Company a certificate representing the number of Put Shares being repurchased from such Holder by the Company or the amount of Transaction Proceeds being exchanged between such Holder and the Company, as applicable, at such closing, against payment of the Repurchase Price therefor either by (x) check or wire transfer of immediately available funds payable and delivered to such Holder with respect to any Put Shares which are then not held in the Indemnity Escrow Account or (y) check or wire transfer of immediately available funds payable and delivered to the Escrow Agent for credit to such Holder’s escrowed cash account with respect to any Put Shares which are then held in the Escrow Account.

(e) Miscellaneous. The Company shall not, by amendment to the Certificate of Incorporation (whether by way of merger, operation of law, or otherwise) or through any drag-along or other reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, agreement or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed in this Section 8 by the Company and shall at all times in good faith assist in the carrying out of all the provisions of this Section 8. As a condition precedent to any Qualified Put Sale Event which causes a Put Exercise Period to commence, the Company shall cause each Person acquiring the Company in such Qualified Put Sale Event to agree in writing to be bound by the terms and conditions of this Agreement, to respect the rights of the Holders under this Section 8 and to perform the Company’s obligations under this Section 8, including without limitation, delivery to each Holder of any notices required by this Section 8.

9. Information Rights.

(a) The Company shall furnish the following information to each Holder upon request:

(i) Quarterly Reports: once available after the end of any of the first three quarters of any fiscal year of the Company, unaudited financial statements of the Company and its Subsidiaries with respect to such quarter as of the end of such quarter, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and consolidated statements of income of the Company and its Subsidiaries for such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments);

(ii) Annual Reports: once available after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be prepared in accordance with generally accepted accounting principles consistently applied; and

(iii) Other Information: such other historical financial information respecting the business or condition of the Company and its Subsidiaries as such Holder may from time to time reasonably request.

(b) Each Holder hereby covenants and agrees that all of the information disclosed to such Holder pursuant to the provisions of Section 9(a) will be kept confidential and such Holder will not disclose or divulge any such information unless such information is or becomes publicly known without violation of this provision by such Holder, or unless the Company gives its written consent to such Holder to release such information; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent such persons are bound by a duty of confidentiality or similar ethical obligation and solely to the extent necessary to obtain their services in connection with monitoring its investment in the Company or (ii) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, and provided further that such Holder shall be responsible for any further disclosure by any person specified in the preceding clause (i) to the extent such further disclosure would have been a violation of this provision if made directly by such Holder. Notwithstanding the foregoing, nothing in this Section 9(b) shall in any way limit the confidentiality obligations of officers or employees of the Company pursuant to the terms of any employment, non-disclosure or similar agreement with the Company.

10. Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall terminate upon the completion of a firm commitment underwritten public offering of Common Stock in which (a) the aggregate gross proceeds received by the Company shall be at least $25,000,000, and (b) the per share price paid by the public for such shares shall be at least $31.09 (appropriately adjusted to reflect any subdivision or combination of the Common Stock occurring after the date hereof) (a “Qualified Public Offering”); provided, however, that (x) Sections 1 through 3 shall terminate on the earlier of (i) the completion of a Qualified Public Offering and (ii) ten (10) years after the date hereof (y) Section 8 shall terminate pursuant to the terms as set forth therein and (z) Section 9(a) shall terminate upon the completion of a firm commitment underwritten public offering of Common Stock by the Company.

11. Notices. Any notices or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by certified U.S. Mail, with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, with certification of receipt requested, or (d) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and telecopy numbers as set forth below or at such other addresses or telecopy number as may be furnished in writing by any party pursuant to this Section 11 (except that notices of changes of address or a telecopy number shall only be effective upon receipt):

if to the Company or any Holder as of the date of the Agreement, at the address of such party set forth in the Purchase Agreement, with a copy sent to such party’s legal counsel designated in the Purchase Agreement, if applicable;

if to any Investor as of the date of the Agreement, to such party at its address set forth on Schedule I hereto, or the address reflected on the books and records of the Company if such Investor has provided notice to the Company of any change of address subsequent to the date hereof;

if to a Holder who subsequently becomes a party to this Agreement, at its address set forth on the Instrument of Accession pursuant to which such Holder became a party to this Agreement; and

if to a party who subsequently becomes an Investor, at its address set forth on the Instrument of Accession pursuant to which such Investor became a party hereto.

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified U.S. mail, (y) two (2) days after date of delivery to the overnight courier if sent by overnight courier (as evidenced by a written receipt from the courier), or (z) the next succeeding business day after transmission by facsimile.

12. Failure to Deliver Shares. If a Holder becomes obligated to sell any Shares owned by, or held for the benefit of, such Holder to an Investor, a Qualified Transferee or the Company under this Agreement and fails to deliver such shares in accordance with the terms of this Agreement, such Investor, Qualified Transferee or the Company, as applicable, may, at its option, in addition to all other remedies it may have, send to the Company (or in the case of the Company, retain) for the benefit of such Holder the purchase price for such Shares as is herein specified. Thereupon, the Company upon written notice to said Holder, (a) shall cancel on its books the certificate(s) representing the shares to be sold and (b) if applicable shall issue, in lieu thereof, in the name of such Investor or Qualified Transferee, a new certificate(s) representing such Shares, and thereupon all of said Holder’s rights in and to such shares shall terminate. If a Holder transfers any Shares to a Purchaser in violation of this Agreement, the Company may, at the election of a majority of the disinterested members of the Company’s Board of Directors, cancel on the books of the Company any shares of capital stock then held by such Holder, and any such breaching Holder agrees to purchase from the Purchasers and any transferee a number of shares of capital stock equal to the amount so transferred in violation of this Agreement.

13. Specific Performance; Proxy. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law. The voting of shares of capital stock pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. Each Holder hereby grants to the Secretary of the Company, in the event that such Holder fails to vote its shares of capital stock as required by Section 6 or Section 7 hereof, a proxy coupled with an interest in all Shares owned by such Holder empowering the Secretary to vote such Shares as to such matters as are set forth in Section 6 or Section 7 hereof, which proxy is irrevocable until this Agreement terminates pursuant to its terms or this Section 13 is amended to remove such grant of proxy in accordance with Section 18 of this Agreement.

14. Restrictive Legends. Each certificate representing Stock issued to the Holders shall, except as otherwise provided herein, be stamped or otherwise imprinted with legends substantially in the following form:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 6, 2010 BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS PARTIES THERETO, AS MAY BE AMENDED FROM TIME TO TIME (THE “STOCKHOLDERS’ AGREEMENT”). THE SECURITIES EVIDENCED HEREBY ARE ALSO SUBJECT TO CERTAIN VOTING AGREEMENTS, RESTRICTIONS AND PROXIES CONTAINED IN THE STOCKHOLDERS’ AGREEMENT. COPIES OF THE STOCKHOLDERS’ AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS’ AGREEMENT, INCLUDING THE VOTING PROVISIONS AND RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN”

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE UNDER SUCH ACT AND STATE SECURITIES LAWS.”

A certificate shall not bear the last of such legends if in the opinion of counsel satisfactory to the Company all the securities represented thereby may be publicly sold without registration under the Securities Act, and any applicable state securities laws.

15. Representations and Warranties. The Company and each Holder represents and warrants to each other as follows:

(a) The execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action (in the case of the Company or Holders that are not individuals) and will not violate any provision of law, any order of any court or other agency of government, by-laws or other governing document (in the case of a party that is not an individual) or any provision of any indenture, agreement or other instrument to which such party or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument of such party or, in the case of the Company, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

(b) This Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

16. Entire Agreement. This Agreement and the Purchase Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements or understandings between them or any of them as to such subject matter.

17. Waivers and Further Agreements. Any provision of this Agreement may be waived by an instrument in writing executed and delivered by (i) the Requisite Investors and (ii) the Holders holding at least two-thirds of the Shares held by the Holders (which must include T-Venture), in the aggregate (calculated on an as-converted to Common Stock basis). Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. Notwithstanding the foregoing, no waiver may treat one Investor more adversely than any other Investor, or treat one Holder more adversely than any other Holder, without the consent of such Investor or Holder, respectively, adversely affected by such waiver (ignoring for these purposes any disparity resulting solely from the fact that the various parties hereto hold different numbers of shares of Stock).

18. Amendments. Except as otherwise expressly provided herein, any provision of this Agreement may be amended pursuant to an instrument in writing executed and delivered by (a) the Holders holding at least two-thirds of the Shares held by the Holders (which must include T-Venture), in the aggregate (calculated on an as-converted to Common Stock basis), (b) the Company and (c) the Requisite Investors. Notwithstanding the foregoing, (i) no amendment may treat one Investor more adversely than any other Investor without the consent of such Investor adversely affected by such amendment (ignoring for these purposes any disparity resulting solely from the fact that the various Investors hold different numbers of shares of Stock), (ii) no amendment may treat one Holder more adversely than any other Holder without the consent of such Holder (ignoring for these purposes any disparity resulting solely from the fact that the various Holders hold different numbers of shares of Stock), (iii) no amendment, waiver or modification to the rights of a Designator to appoint or remove a Board Designee pursuant to Section 6 shall be effective without the consent of such Designator, (iv) the Company may unilaterally amend Schedule I and/or Exhibit A hereto as required to reflect any changes in the number of shares of Stock of the Company held by any Holder or Investor, or the addition of new Holders or Investors as contemplated by Section 24 and (v) the provisions of Section 6 hereof (and any defined term appearing therein) may be amended or modified from time to time by an instrument in writing executed by the Company and the Requisite Investors.

19. Assignment: Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

20. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

24. Additional Parties. Unless otherwise consented to by the Board of Directors, and other than a transfer pursuant to clause (a), (e) or (f) of Section 5, any transferee of Stock held by a Holder shall become a party to this Agreement by executing and delivering to the Company an executed Instrument of Accession in the form of Schedule II hereto. Upon such execution and delivery, such transferee shall be deemed to be a “Holder” hereunder with all of the rights and obligations thereof. The Company may, from time to time, allow one or more third parties to become Investors hereunder upon the execution and delivery to the Company of an executed Instrument of Accession in the form of Schedule II hereto by such third party, whereupon such third party shall be deemed to be an “Investor” hereunder with all of the rights and obligations thereof.

25. Acknowledgement. Notwithstanding anything to the contrary set forth in this Agreement, any obligations of the Holders pursuant to this Agreement shall be made severally, and not jointly, by each Holder as to itself, himself or herself only, and any Holder who has breached any such obligation as to itself, himself or herself shall be liable with respect to all losses as a result of a breach thereof.

26. Currency. References to “Euro” and “€” mean euro in the lawful currency of the European Union.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Stockholder Agreement as a sealed instrument as of the day and year first above written.

COMPANY:

KAYAK SOFTWARE CORPORATION

By: /s/ Daniel Stephen Hafner

Name:	Daniel Stephen Hafner
Title:	Chief Executive officer

[The remainder of this page is intentionally left blank.]

[Signature Page to Stockholders’ Agreement]

INVESTORS:

GENERAL CATALYST GROUP II, L.P.		GENERAL CATALYST GROUP III, L.P.

By:	General Catalyst Partners II, L.P.	By:	General Catalyst Partners III, L.P.
Its General Partner		Its General Partner

By:	General Catalyst GP II, LLC	By:	General Catalyst GP III, LLC
Its General Partner		Its General Partner

By:	/s/ William J. Fitzgerald	By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald	Name:	William J. Fitzgerald
Title:	Member and Chief Financial Officer	Title:	Member and Chief Financial Officer

GC ENTREPRENEURS FUND II, L.P.		GC ENTREPRENEURS FUND III, L.P.

By:	General Catalyst Partners II, L.P.	By:	General Catalyst Partners III, L.P.
Its General Partner		Its General Partner

By:	General Catalyst GP II, LLC	By:	General Catalyst GP III, LLC
Its General Partner		Its General Partner

By:	/s/ William J. Fitzgerald	By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald	Name:	William J. Fitzgerald
Title:	Member and Chief Financial Officer	Title:	Member and Chief Financial Officer

GENERAL CATALYST GROUP V, L.P.		GC ENTREPRENEURS FUND V, L.P.

By:	General Catalyst Partners V, L.P.	By:	General Catalyst Partners V, L.P.
Its General Partner		Its General Partner

By:	General Catalyst GP V, LLC	By:	General Catalyst GP V, LLC
Its General Partner		Its General Partner

By:	/s/ William J. Fitzgerald	By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald	Name:	William J. Fitzgerald
Title:	Member and Chief Financial Officer	Title:	Member and Chief Financial Officer

[Signature Page to Stockholders’ Agreement]

GENERAL CATALYST GROUP V
SUPPLEMENTAL, L.P.

By:	General Catalyst Partners V, L.P.
Its General Partner

By:	General Catalyst GP V, LLC
Its General Partner

By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald
Title:	Member and Chief Financial Officer

[Signature Page to Stockholders’ Agreement]

/s/ Daniel Stephen Hafner
Daniel Stephen Hafner

/s/ Paul English
Paul English

[Signature Page to Stockholder’ Agreement]

ACCEL LONDON II L.P.

By:	Accel London II Associates L.P.
Its: General Partner

By:	Accel London II Associates L.L.C.
Its: General Partner

By:	/s/ JONATHAN BIGGS
	Name:	JONATHAN BIGGS
	Title:	Attorney in Fact

ACCEL LONDON INVESTORS 2006 L.P

By:	Accel London II Associates L.L.C
Its General Partner

By:	/s/ JONATHAN BIGGS
	Name:	JONATHAN BIGGS
	Title:	Attorney in Fact

[Signature Page to Stockholders’ Agreement]

SEQUOIA CAPITAL XI
SEQUOIA TECHNOLOGY PARTNERS XI
SEQUOIA CAPITAL XI PRINCIPALS
FUND

By:	SC XI Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Michael Moritz

Name:
Title:	Managing Member

SEQUOIA CAPITAL GROWTH FUND III
SEQUOIA CAPITAL GROWTH PARTNERS III
SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Michael Moritz

Name:
Title:	Managing Member

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

By:    Oak Associates XII, LLC, its General Partner

By:	/s/ Iftikar A. Ahmed

Name:	Iftikar A. Ahmed
Title:	Managing Member

[Signature Page to Stockholders’ Agreement]

HOLDERS:

/s/ Matthias Zahn, i.V. Stefan Sebastiani
Matthias Zahn, i.V. Stefan Sebastiani

/s/ Wolfgang Heigl
Wolfgang Heigl

/s/ Bernhard von Mellenthin i.V. Stefan Sebastiani
Bernhard von Mellenthin i.V. Stefan Sebastiani

/s/ Lars Jankowfsky
Lars Jankowfsky

/s/ Andreas Stegmann, i.V. S. Sebastiani
Andreas Stegmann, i.V. S. Sebastiani

/s/ Pierre Jacoby-Schrade, i.V. S. Sebastiani
Pierre Jacoby-Schrade, i.V. S. Sebastiani

/s/ Christian Saller, i.V. S. Sebastiani
Christian Saller, i.V. S. Sebastiani

T-Online Venture Fund GmbH & Co. KG

By:	/s/ (illegible)
Name:	(illegible)
Title:

Mayflower GmbH

By:	/s/ i.V. S. Sebastiani
Name:	i.V. S. Sebastiani
Title:

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

SCHEDULE I

KAYAK SOFTWARE CORPORATION

SCHEDULE OF HOLDERS AND INVESTORS

Investors:

General Catalyst Group II, L.P.

GC Entrepreneurs Fund II, L.P.

General Catalyst Group III, L.P.

GC Entrepreneurs Fund III, L.P.

General Catalyst Group V, L.P.

General Catalyst Group V Supplemental, L.P.

GC Entrepreneurs Fund V, L.P.

20 University Road, Suite 450

Cambridge, MA 02138

Fax: (617) 234-7040

Attn: Joel Cutler

Daniel Stephen Hafner

1316 Pequot Avenue

Southport, CT 06890

Fax: (203) 899-3125

Paul English

204 Pleasant Street

Arlington, MA 02476

Sequoia Capital Growth Fund III

Sequoia Capital Growth Partners III

Sequoia Capital Growth III Principals Fund

Sequoia Capital XI

Sequoia Technology Partners XI

Sequoia Capital XI Principals Fund

3000 Sand Hill Road

Bldg 4, Suite 180

Menlo Park, CA 94025

Oak Investment Partners XII, Limited Partnership

One Gorham Island

Westport, CT 06880

Attu: Iftikar A. Ahmed

Investors:

Accel London II, L.P.

Accel London Investors 2006 L.P.

428 University Avenue

Palo Alto, CA 94301-1812

Fax: (650) 614-4880

Attn: Richard Zamboldi

Notices also sent to

16 St. James’s Street

London SWIA IER

United Kingdom

Fax: +44 (0) 20 7170 1099

Attn: Jonathan Biggs

Attn: Harry Nelis

Holders:

Wolfgang Heigl

Hainstrabe 29,

86830 Schwabmunchen

Germany

Lars Jankowfsky

Elsenheimerstr. 20,

80687 Munich

Germany

Christian Saller

Maximilianstrabe 22,

80539 München

Germany

Pierre Jacoby-Schrade

Sternwaldstrabe 26,

79102 Freiburg

Germany

Andreas Stegmann

Hochvogelstrabe 7,

86163 Augsburg

Germany

Bernhard von Mellenthin

Am Kehlfeld 6,

82266 Inning am Ammersee

Germany

Matthias Zahn

Bandelstrabe 24

80638 München

Germany

Holders:

Mayflower GmbH

Mannhardtstral3e 6,

80538 Munich

Germany

(registered with the commercial register of the Local Court (Amtsgericht) Munich under registration number HRB 142039)

T-Online Venture Fund GmbH & Co. KG

Gotenstrabe 156,

53175 Bonn

Germany

(registered with the commercial register of the Local Court (Amtsgericht) Bonn under HRA 4847)

SCHEDULE II

KAYAK SOFTWARE CORPORATION

INSTRUMENT OF ACCESSION FOR HOLDER

The undersigned,                                         , as a condition precedent to becoming the owner or holder of record of                                          (            ) shares of the                          stock, par value $0.001 per share, of Kayak Software Corporation, a Delaware corporation (the “Company”), or options to purchase such stock, hereby agrees to become a Holder under that certain Stockholders’ Agreement dated as of May , 2010 by and among the Company and other stockholders of the Company party thereto (the “Agreement”). This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stockholders’ Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.

The undersigned represents and warrants that (a) it will acquire the Common Stock to be acquired by it for its own account and that the Common Stock is being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof; (b) it has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests; and is able to bear the economic risks of an investment in the Common Stock, and at the present time could afford a complete loss of such investment; (c) if an entity, (i) it is duly organized and validly existing under the laws of the state of its formation; (ii) it has the necessary corporate or other power and authority, and has taken all necessary applicable action for the authorization, execution and delivery of and the performance of its obligations under, the Agreement, (d) this Instrument of Accession has been duly executed and delivered by, and constitutes valid, legal, binding and enforceable agreement of, the undersigned, and (e) neither the execution of this Instrument of Accession nor the undertaking of the obligations contained in the Agreement will (i) violate any provision of the organizational documents of the undersigned, if an entity, or (ii) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any governmental entity or agency binding on the undersigned. The acquisition by the undersigned of the Common Stock acquired by it shall constitute a confirmation of the representations and warranties made by it as of the date of such acquisition.

[Signature Page Follows)

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

KAYAK SOFTWARE CORPORATION

By:
Name:
Title:

Date:

SCHEDULE III

KAYAK SOFTWARE CORPORATION

INSTRUMENT OF ACCESSION FOR INVESTOR

The undersigned,                                         , as a holder of record of                                          (            ) shares of the                      stock, par value $0.001 per share, of Kayak Software Corporation, a Delaware corporation (the “Company”), hereby agrees to become an Investor under that certain Stockholders’ Agreement dated as of                          , 20W by and among the Company and other stockholders of the Company party thereto (the “Agreement”). This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stockholders’ Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

KAYAK SOFTWARE CORPORATION

By:
Name:
Title:

Date:

EXHIBIT A

HOLDER SHARES

Holder	Shares	Shares Held in Escrow	Shares Subject to Holdback

T-Online Venture Fund GmbH & Co. KG	237,262	—	—

Wolfgang Heigl	97,761	30,028	14,799

Lars Jankowfsky	56,781	17,440	8,595

Christian Saller	44,499	13,668	6,736

Pierre Jacoby-Schrade	21,567	5,753	—

Andreas Stegmann	112,560	30,028	—

Bernhard von Mellenthin	2,025	540	—

Matthias Zahn	82,229	21,936	—

Mayflower GmbH	16,330	4,357	—

Total:	671,114	123,750	30,130